SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED      December 27, 1995

DYNAMICS CORPORATION OF AMERICA
Exact name of registrant as specified in its Charter)

     New York                 0-7304               13-0579260
(State or other juris-     (Commission      (IRS Employer Identi-
diction of incorporation)   File Number)           fication No.)

475 Steamboat Road
      Greenwich, CT                                  06830
(Address of principal executive office)             (Zip Code)

Registrant's telephone number, including area code 203-869-3211
Item 5.  Other Events.

On December 27, 1995, the Board of Directors of Dynamics Corporation of America ("DCA") voted to extend the February 14, 1996 expiration date of its shareholder rights plan adopted in 1986 to better assure that all of the Company's shareholders receive fair and equal treatment in the event an unsolicited takeover of the Company is attempted. The plan provides that the Company may extend the plan for successive periods not to exceed ten years in duration. The Board approved an extension until February 14, 2006. The Company said it was not aware of any current attempt to acquire control of DCA.

Under the plan, shareholders are entitled to one right for each share of the Company's voting and non-voting common stock they own. The rights become exercisable 10 days after a person or affiliated or associated group acquires 20% or more of DCA's common stock in a transaction not previously approved by the Company's Board of Directors or commences a tender offer for 25% or more of DCA's common stock. Each right entitles the holder to buy 1/100 of a share of preferred stock of the Company at an exercise price of $80.

If an acquiring party buys 20% or more of DCA's common stock or commences a tender offer for 25% or more of DCA's common stock, and then merges or engages in certain other transactions with DCA, each right would then entitle its holder to purchase for $80 stock of the acquiring company having a market value of $160. In the event that DCA were the surviving corporation in such a merger and its common stock was not changed, each right would entitle the holder to purchase for $80 DCA's preferred stock having a market value at the time of $160.

DCA may redeem the rights for $0.05 per right at any time prior to a public announcement that a person or affiliated or associated group has acquired 20% or more of the stock of DCA.

Rights certificates have not been distributed inasmuch as the rights initially are not exercisable. Until the rights become exercisable, they automatically trade with the shares of the Company's common stock.

In 1990 the Company's Board of Directors approved an agreement with Gabelli Funds, Inc. and Gabelli Investors, Inc. which allows entities controlled by and for which the chief investment officer is Mario J. Gabelli to acquire up to 25% of the stock of the Company without triggering the plan and rendering the rights exercisable. The Gabelli entities have complied with the terms of the agreement which will continue in effect during the ten year extension of the plan.

On December 27, 1995, the Company issued a press release with respect to the above matter.

Item 7.  Exhibits

Attached hereto as Exhibit 99 is a copy of the press release referred to in Item 5 above.

	SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAMICS CORPORATION OF AMERICA
	 (Registrant)

By:
					Henry V. Kensing
    Vice President

Dated:  December 29, 1995